Exhibit 1

LOAN AGREEMENT

dated as of

January 28, 2015

between

MHR CAPITAL PARTNERS MASTER ACCOUNT LP,

as Borrower,

MHR CAPITAL PARTNERS MASTER ACCOUNT II HOLDINGS LLC,

as Guarantor,

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, LONDON BRANCH,

as Lender

i

Section 8.18.	Disclosure	54
Section 8.19.	Release of Guarantor	54
Section 8.20.	Agent	55

EXHIBITS:

Exhibit A	–	Form of Borrowing Notice
Exhibit B-1	–	Form of Borrower Security Agreement
Exhibit B-2	–	Form of Guarantor Security Agreement
Exhibit C-1	–	Form of Borrower Control Agreement
Exhibit C-2	–	Form of Guarantor Control Agreement
Exhibit D-1	–	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2	–	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3	–	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4	–	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E	–	Assignment and Assumption

SCHEDULES:

Schedule 1.1A	–	Additional Underlying Equities
Schedule 1.1B	–	Initial Underlying Equities
Schedule 1.1C	–	LTV Percentages
Schedule 1.1D	–	Collateral Diversification Guidelines
Schedule 3.13	–	Subsidiaries
Schedule 3.18	–	Insurance

This Margin Loan Agreement dated as of January 28, 2015 (as it may be amended or modified from time to time, this “Agreement”), by and among MHR CAPITAL PARTNERS MASTER ACCOUNT LP, an Anguilla exempted limited partnership, as borrower (“Borrower”), MHR CAPITAL PARTNERS MASTER ACCOUNT II HOLDINGS LLC, a limited liability company organized under the laws of the State of Delaware, as guarantor (“Guarantor”) and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, LONDON BRANCH, as Lender (“Lender”).

Borrower has requested that Lender make loans to it from time to time in an aggregate amount not exceeding the Commitment (as hereinafter defined), and Lender is prepared to make such loans upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Collateral” means the following assets to the extent subject to a first priority Lien in favor of Collateral Agent and in the case of the assets listed in (x) clauses (a) and (b) below, are assets of Borrower or the Guarantor, and (y) clause (c) below, are assets of an Affiliate of the Borrower:

(a) Cash held in the Collateral Account;

(b) Shares constituting Collateral Shares to the extent that either (X) the Lender has agreed in writing and in its sole discretion that such Shares qualify as “Acceptable Collateral” and subject to the satisfaction of any terms and conditions of the Lender with respect to the qualification of such Shares, or (Y) such Shares satisfy each of the following:

(i)	such Shares are registered in the name of DTC or its nominee, maintained in the form of book entries on the books of DTC, and are allowed to be settled through DTC’s regular book entry settlement service;

(ii)	such Shares and the related security entitlements are not subject to any Transfer Restrictions or restrictive legends, other than Existing Transfer Restrictions, Permitted Agreements and Trading Policies;

(iii)	such Shares are duly authorized, validly issued, fully paid and non-assessable and

(iv)	such Shares are held in the Collateral Account, and

(c) Cash held in Acceptable Deposit Account.

“Acceptable Deposit Account” means a deposit account (as defined in the UCC) established and maintained with the Custodian or with J.P. Morgan Securities LLC, as depositary, in the name of an Affiliate of the Borrower to the extent and for so long as such deposit account is subject to a first priority Lien in favor of Lender pursuant to a pledge agreement and a blocked control agreement, in each case, executed by Lender.

“Act” has the meaning specified in Section 8.16.

“Additional Underlying Equities” means (a) the common shares of the Issuers identified on Schedule 1.1A hereto and (b) the common shares of other Issuers proposed by the Borrower after the Closing Date and approved and agreed with the Lender, in its sole discretion.

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Margin Loan Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) Lender or (b) an Affiliate of Lender.

“Assignment and Assumption” means, an Assignment and Assumption substantially in the form of Exhibit-E or any other form (including electronic documentation generated by use of an electronic platform) approved by Lender.

“Attributable Debt” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability Period” means the period from and including the Closing Date to the Business Day immediately preceding the Maturity Date.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, with respect to each day, the applicable LIBOR in effect on such day plus the Spread; provided, however, if LIBOR cannot be determined for such day for whatever reason, Base Rate means, with respect to such day, a rate per annum equal to the Federal Funds

Effective Rate in effect on such day plus 0.75% plus the Spread. Any change in the Base Rate due to a change in the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Federal Funds Effective Rate, respectively.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Control Agreement” means that certain Control Agreement, dated as of the date hereof, among the Borrower, the Collateral Agent and Custodian, in the form of Exhibit C-1.

“Borrower Financial Statements” has the meaning specified in Section 4.01(a).

“Borrower Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, executed by Borrower in favor of Collateral Agent, in the form of Exhibit B-1.

“Borrowing Notice” has the meaning specified in Section 2.02(a).

“Business Day” means any day on which commercial banks are open for business in New York City, United States, and, if such day relates to any Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash” means all cash in Dollars at any time and from time to time deposited in a Pledged Account to the extent that it is not subject to any Liens other than Permitted Liens.

“Change in Law” means the occurrence, after the date of this Agreement, of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by Lender (or, for purposes of Section 2.10(b), by the Lending Office of Lender or by Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been introduced or adopted after the Closing Date, regardless of the date enacted, adopted or issued.

“Change of Control” means,

(a) with respect to any Loan Party, either (i) the general partner of such Loan Party or any affiliate of such general partner is no longer the general partner of such Loan Party or (ii) Mark H. Rachesky dies, becomes disabled, adjudicated to be incompetent, or ceases to control the general partner of any Loan Party; and

(b) with respect to any Issuer, any event or transaction, or series of related events or transactions, as a result of which a “person” or “group” becomes the “beneficial owner” of more than 30% of such Person’s common equity (all within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder).

“Charges” has the meaning specified in Section 8.17.

“Closing Date” means January 29, 2015.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, the “Collateral” as defined in (i) the Borrower Security Agreement and (ii) the Guarantor Security Agreement.

“Collateral Account” means, collectively, the “Collateral Account” as defined in (i) the Borrower Security Agreement and (ii) the Guarantor Security Agreement.

“Collateral Agent” means JPMorgan Chase Bank, National Association, London Branch, in its capacity as collateral agent.

“Collateral Call Notice” has the meaning specified in Section 2.09(c).

“Collateral Diversification Guidelines” the guidelines for the Collateral Shares specified in Schedule 1.1D.

“Collateral Exchange Request” has the meaning specified in Section 2.09(e).

“Collateral Requirement” means, at any time, all steps required under applicable Law, if any, or reasonably requested by Lender or Collateral Agent to ensure that the Security Agreements create a valid, first priority, perfected Lien (subject only to Liens granted to Collateral Agent under the Margin Loan Documentation and Liens in favor of the Custodian) on all the Collateral shall have been taken.

“Collateral Sale Deadline” has the meaning specified in Section 2.09(c).

“Collateral Shares” means at any time (i) the Initial Underlying Equities held in the Collateral Account, and (ii) the Shares held in the Collateral Account pursuant to Section 2.09(c) or a Permitted Collateral Share Substitution pursuant to Section 2.09(e), to the extent, in the case of each of clause (i) and (ii), that the applicable Issuer of such Shares is not subject to an Issuer Event at such time. For the avoidance of doubt and except as otherwise agreed in writing by the Lender, “Collateral Shares” shall exclude (x) any shares that are certificated and (y) all Replaced Shares that are removed from the Collateral Account in accordance with Section 2.09(e).

“Collateral Shares Trigger” means, at any time, the aggregate Collateral Value of the Collateral Shares is equal to or less than 45% of the aggregate Collateral Value of the Collateral Shares as of the Closing Date (as adjusted for stock splits, stock dividends, reverse stock splits and other dilutive and accretive events).

“Collateral Shortfall” means, as of the close of any Business Day, that the LTV Ratio is greater than the applicable LTV Margin Call Level.

“Collateral Shortfall Percentage” means, in respect of any Collateral Shortfall, the number of percentage points by which the LTV Ratio exceeds the applicable LTV Margin Call Level.

“Collateral Value” means, as of any date of determination, (a) with respect to Cash, the face amount of such Cash; and (b) with respect to a Collateral Share, the Market Price of such Collateral Share for such date.

“Commitment” means the commitment of Lender to make the Advances hereunder, subject to the terms and conditions set forth herein, which aggregate commitment shall be $35,555,000 on the date of this Agreement.

“Communication” has the meaning specified in Section 5.06.

“Compounded Fee” has the meaning specified in Section 2.07(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, collectively, the Borrower Control Agreement and the Guarantor Control Agreement.

“Custodian” means JPMorgan Clearing Corp., or an Affiliate thereof that has succeeded to JPMorgan Clearing Corp. in such capacity.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Delisting” means, with respect to an Issuer, the Shares of such Issuer are no longer listed or admitted for trading on the applicable Exchange.

“Dollars” and “$” mean the lawful money of the United States.

“DTC” means The Depositary Trust Company, a New York corporation, or its successor.

“Early Closure” means the closure on any Exchange Business Day of the Exchange prior to its scheduled closing time for such day unless such earlier closing time is announced by the Exchange at least one hour prior to the actual closing time for the regular trading session on the Exchange on such Exchange Business Day.

“Early Termination Fee” has the meaning specified in Section 2.07(b).

“Early Termination Fee Rate” means 0.95%.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means any one of the following (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Issuer or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Issuer or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Issuer or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Issuer or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Issuer or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA, or is in endangered or critical status, within the meaning of Section 305 of ERISA.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange” means, with respect to any Underlying Equities, the Exchange listed opposite the name of the Issuer on Schedule 1.1A or Schedule 1.1B, as applicable, or, in each case, its successor, or if not listed for trading on such exchange, the stock exchange which is the primary trading market for the applicable Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Business Day” means any day on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.

“Exchange Disruption” means any event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the Shares on the Exchange on any Exchange Business Day as determined by Lender in its sole discretion.

“Exchanged Shares” has the meaning specified in Section 2.09(e).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Advance or Commitment or (ii) Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender acquired the applicable interest in an Advance or Commitment or to Lender immediately before it changed its Lending Office, (c) Taxes attributable to Lender’s failure to comply with Section 2.11(e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Transfer Restrictions” means Transfer Restrictions on the Collateral Shares arising from the fact that any Loan Party may be an “affiliate” of the Issuer within the meaning of Rule 144 of the Securities Act, or a “control person” within the meaning of subsection (c) of the definition of “distribution” in Section 1(1) of the Securities Act (Ontario).

“Facility” means the credit facility contemplated by this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date” means the last Business Day of each of March, June, September and December of each calendar year and the Maturity Date.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Account” means the deposit account of Borrower to which Lender is authorized by Borrower in the relevant Borrowing Notice to transfer the proceeds of any Advances.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency,

authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (v) as an applicant in respect of any letter of credit or letter of credit guaranty issued to support such Indebtedness, or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” MHR Capital Partners Master Account II Holdings LLC.

“Guarantor Control Agreement” means that certain Control Agreement, dated as of the date hereof, among the Guarantor, the Collateral Agent and Custodian, in the form of Exhibit C-2.

“Guarantor Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, executed by Guarantor in favor of the Collateral Agent, in the form of Exhibit B-2.

“Guaranty Agreement” means that certain Guaranty Agreement dated as of the date hereof entered by the Guarantor in favor of Lender with respect to the Obligations hereunder.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net payment obligations of such Person under any Swap Contract; (d) all payment obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Margin Loan Documentation and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 8.04(b).

“Information” has the meaning specified in Section 8.12.

“Initial Underlying Equities” means the common shares of the Issuers identified on Schedule 1.1B hereto.

“IRS” means the United States Internal Revenue Service.

“Issuer” means each Person identified under the heading “Issuer” on Schedule 1.1A and Schedule 1.1B and each other issuer of Shares, if any, referenced in clause (b) of the definition of “Additional Underlying Equities”.

“Issuer Event” means, with respect to any Issuer, the occurrence of one or more of the following:

(a) any Governmental Authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property, shares of capital stock or equity or other assets of such Issuer;

(b) an announcement of an event that if consummated or completed would result in or the occurrence of a Change of Control of such Issuer, if within three (3) Business Days following such announcement, the Lender shall not have provided a waiver with respect thereto (such waiver not to be unreasonably withheld);

(c) the announcement of a Delisting, or of any event or transaction that if consummated or completed would result in a Delisting;

(d) at any time, the Market Price of the Shares of such Issuer shall be equal to or less than the Minimum Market Price;

(e) a Tender Offer for the Shares of such Issuer or Merger Event with respect to such Issuer shall have been announced, if within three (3) Business Days following the announcement, the Lender shall not have (i) provided a waiver with respect thereto (such waiver not to be unreasonably withheld) or (ii) approved a Permitted Collateral Shares Substitution with respect to such event;

(f) a suspension of trading by the applicable Exchange on any Exchange Business Day (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to the Shares of such Issuer if such suspension (x) is particular to the Issuer and continues for more than one (1) Exchange Business Day, or (y) lasts for more than three (3) Exchange Business Days;

(g) such Issuer shall breach an obligation (after giving effect to any applicable grace period) with respect to indebtedness for borrowed money in an aggregate principal amount in excess of $50,000,000 or any other event or condition (however designated) shall occur, in each case that results in such indebtedness of such Issuer (or any significant subsidiary (as such term is defined in Regulation S-X of the Securities and Exchange Commission (17 C.F.R. §210.1-02(w)), or any successor provision) of such Issuer) becoming due (whether automatically or at the election of any Person) or (prior to the scheduled maturity of such indebtedness, if within three (3) Business Days following such event, the Lender shall not have provided a waiver with respect thereto (such waiver not to be unreasonably withheld); or

(h) a shareholder rights plan or similar shareholder protection plan is triggered; provided that such event shall not constitute an Issuer Event under this clause (h), if within three (3) Business Days following such event the Lender shall not have provided a waiver with respect thereto (such waiver not to be unreasonably withheld).

“Judgment Currency” has the meaning specified in Section 8.15.

“Law” means, with respect to any Person, collectively, all international, foreign, U.S. Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case that is applicable to such Person or such Person’s business or operation and whether or not having the force of law.

“Lender” has the meaning specified in the preamble hereto.

“Lending Office” means the office of Lender specified in Section 8.02 hereto, or such other office of Lender as Lender may from time to time specify in writing to Borrower.

“LIBOR” means, for any day, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) that appears on the display page of the Bloomberg service in the row marked 3-Month (“US0003M <INDEX>”) on that day or, if such rate does not appear on the above mentioned Bloomberg page, as such rate appears on another Bloomberg page, or on another major pricing service (the “LIBOR Screen Rate”); provided that if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. LIBOR with respect to any day that is not a Business Day shall be LIBOR for the immediately preceding Business Day.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, Transfer Restrictions shall not be deemed to constitute Liens.

“Loan Party” means each of the Borrower and the Guarantor, and, collectively, the “Loan Parties”; provided, that, from and after the release of the Guarantor as provided in Section 8.19, such terms shall mean and apply to the Borrower alone.

“LTV Margin Call Level” as specified in Schedule 1.1C.

“LTV Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (a) the Total Accrued Loan Amount minus the amount of all Cash comprising Acceptable Collateral, divided by (b) the aggregate Collateral Value of all Acceptable Collateral minus the amount of all Cash comprising Acceptable Collateral.

“LTV Release Level” as specified in Schedule 1.1C.

“LTV Reset Level” as specified in Schedule 1.1C.

“Margin Loan Documentation” means, collectively, this Agreement, the Borrower Security Agreement, the Borrower Control Agreement, the Guarantor Control Agreement, the Guaranty Agreement, the Guarantor Security Agreement and each control agreement delivered in connection with an Acceptable Deposit Account, each Borrowing Notice, and each agreement delivered under Section 5.09.

“Market Disruption Event” means an Early Closure, an Exchange Disruption, or a Trading Disruption.

“Market Price” means as of any date of determination, with respect to any Shares, the closing price per Share on the applicable Exchange on the immediately preceding Exchange Business Day, as reported on Bloomberg Page with the applicable Ticker (or, any successor or replacement reporting entity or page selected by Lender; provided that if a Market Disruption Event exists on such date of determination or such immediately preceding Exchange Business Day, the “Market Price” shall be the price determined by Lender in its sole discretion exercised in good faith until such Market Disruption Event ceases to exist. If a Delisting has occurred and is continuing on the relevant date, the “Market Price” shall be the closing sale price for the Shares on the primary national or regional securities exchange on which the Shares are listed or admitted for trading or, if the Shares are not listed or admitted for trading on any such exchange, the last quoted bid price for the Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization selected by Lender. If the Shares are not so quoted, the “Market Price” shall be the average of the mid-point of the last bid and ask prices for the Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by Lender for this purpose.

“Material Adverse Effect” means, with respect to any Loan Party, a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of such Loan Party and its respective Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under the Margin Loan Documentation, (c) the Lender’s Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Lender thereunder; provided, however, that, notwithstanding anything to the contrary contained herein or in any other Margin Loan Documentation, redemption requests in respect of the Equity Interests of any Loan Party and the honoring thereof shall not constitute a Material Adverse Effect or an event, change or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

“Material Indebtedness” means any indebtedness for borrowed money of any Loan Party (or guarantees of the same by any Loan Party) referred to in clause (a) of the definition of “Indebtedness” in excess of the Threshold Amount.

“Material Nonpublic Information” means information (i) that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD, and (ii) to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares of an Issuer.

“Maturity Date” means the earliest of: (a) the Scheduled Maturity Date; (b) the date on which the Facility is terminated pursuant to Section 2.04; and (c) the date on which the Commitment otherwise terminates pursuant to this Agreement.

“Maximum Rate” has the meaning specified in Section 8.17.

“Merger Event” means, with respect to the Issuer of any Shares, any transaction or event that is, results in, or if consummated would result in (i) a reclassification or change of such Shares that results in a transfer of or an irrevocable commitment to transfer all of such Shares outstanding to another entity or person, (ii) a consolidation, amalgamation, merger or binding share exchange of such Issuer with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which such Issuer is the continuing entity and which does not result in a reclassification or change of all of such Shares outstanding), (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 90% of the outstanding Shares of such Issuer that results in a transfer of or an irrevocable commitment to transfer all such Shares (other than such Shares owned or controlled by such other entity or person), or (iv) a consolidation, amalgamation, merger or binding share exchange of such Issuer or its subsidiaries with or into another entity in which the Issuer is the continuing entity and which does not result in a reclassification or change of all such Shares outstanding but results in the outstanding Shares (other than Shares owned or controlled by such other entity) immediately prior to such event collectively representing less than 50% of the outstanding Shares immediately following such event.

“Minimum Market Price” means, with respect to any Shares, 45% of the Market Price of such Shares on the Closing Date as adjusted for stock splits, stock dividends, reverse stock splits and other dilutive and accretive events.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate shall have any liability.

“Obligations” means all Advances to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, Borrower arising under any Margin Loan Documentation or otherwise with respect to the Advances, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Margin Loan Documentation, or sold or assigned an interest in any Advance or Margin Loan Documentation).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Margin Loan Documentation, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning specified in Section 8.08(b).

“Permitted Agreement” has the meaning specified in Section 3.12(c).

“Permitted Collateral Shares Substitution” has the meaning specified in Section 2.09(e).

“Permitted Liens” means (a) Liens imposed by Law for taxes that are not yet due or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with GAAP have been taken, (b) Liens granted to Collateral Agent pursuant to the Margin Loan Documentation, and (c) Liens in favor of the Custodian.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Section 412 of the Code, and in respect of which any Loan Party or ERISA Affiliate is (or if such plan were terminated, would under Section 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Pledged Account” means, collectively, the Collateral Account and each Acceptable Deposit Account.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Lender as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quarterly Period” means (i) initially, the period commencing on the Closing Date through and including March 31, 2015, and (ii) thereafter, the period from the first day immediately following the end of the last Quarterly Period until the first to occur of (x) the last Business Day of each of March, June, September and December of each calendar year and (y) the Maturity Date.

“Register” has the meaning specified in Section 5.13.

“Regulatory Event” means any investigation made by any Governmental Authority for violation or breach of Law by Borrower that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents and trustees of such Person and of such Person’s Affiliates.

“Replaced Shares” has the meaning specified in Section 2.09(e).

“Responsible Officer” means any officer or other authorized signatory of a Loan Party or its general partner or managing member.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person.

“Restricted Transaction” means, in respect of any Loan Party, (i) any financing transaction (other than the Transactions) secured by the Shares or (ii) any grant, occurrence or existence of any Lien on the Shares, other than any such Lien in favor of the Collateral Agent or the Custodian, in each case, other than any such financing transaction secured by, or any such grant, occurrence or existence of any Lien on, Replaced Shares that have been removed from the Collateral Account pursuant to and in accordance with Section 2.09(e).

“Rule 144” means Rule 144 under the Securities Act.

“Sanctioned Country” means, at any time, a country or territory that is itself the subject or target of any Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Maturity Date” means the six-month anniversary of the Closing Date, subject to extension as provided in Section 2.16.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means, collectively, the Borrower Security Agreement and the Guarantor Security Agreement.

“Set-off Party” has the meaning specified in Section 8.14.

“Shares” means shares of the Underlying Equities.

“Spread” means 2.00% per annum.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which the majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Notwithstanding anything to the contrary contained herein, “Subsidiaries” of a Loan Party shall not include any Issuer or any other Person comprising a portfolio investment of such Loan Party.

“Substituted Shares” has the meaning specified in Section 2.09(e).

“Swap Contract” means (a) any and all rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender or any Affiliate of Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results, or would result if consummated, in such entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, greater than 25% and less than 100% of the outstanding voting shares of the Issuer, as determined by Lender, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Lender deems relevant.

“Threshold Amount” means $5,000,000.

“Ticker” means, with respect to any Underlying Equities, the ticker symbol listed opposite the name of the Issuer on Schedule 1.1A or Schedule 1.1B (as applicable) or, in each case, its successor ticker symbol, and for any Underlying Equities not listed therein, the ticker symbol under which identifies such Underlying Equity on the primary trading market for the Shares.

“Total Accrued Loan Amount” means, at any time, the sum of (i) the aggregate outstanding principal amount of all Advances, (ii) all accrued interest compounded pursuant to Section 2.06(a) hereof, (iii) all Compounded Fees, and (iv) all other accrued, due and unpaid fees arising hereunder.

“Trading Disruption” means any suspension of or limitation imposed on trading by an applicable Exchange on any Exchange Business Day (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to the Shares.

“Trading Policy” means, with respect to any Collateral Shares issued by any of the Issuers of the Initial Underlying Equities or by Titan International, Inc., the trading policies of such Issuers (i) that may be applicable to any Loan Party as a result of it being an affiliate of a member of the Board of Directors (or other governing body) of such Issuer, and (ii) that (A) will not impair or encumber the Lender’s ability to transfer or otherwise dispose of the applicable Collateral Shares, as reasonably determined by the Lender, and (B) will not be binding on any transferee of the Lender after the transfer of the applicable Collateral Shares, except to the extent applicable to such transferee as a result of such transferee being an officer or a member of the Board of Directors (or other governing body) of such Issuer, or an affiliate of an officer or a member of the Board of Directors (or other governing body) of such Issuer.

“Transactions” means the execution, delivery and performance by Borrower of the Margin Loan Documentation, the grant of the security interest contemplated hereby or thereby and the borrowing of the Advances.

“Transfer Restrictions” means, with respect to any Collateral Shares, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer or pledge such item of Collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement for such item of Collateral be consented to or approved by any Person, including, without limitation, the Issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral (other than any procedural or similar requirements imposed generally by any registrar, transfer agent or clearing corporation) and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act, as a result of such security being a “restricted security” or Borrower being an “affiliate” of the applicable Issuer, as such terms are defined in Rule 144, or as a result of the sale of such security being subject to paragraph (c) of Rule 145 under the Securities Act).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.11(e)(i)(B)(3).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests.

“Underlying Equities” means the Initial Underlying Equities and the Additional Underlying Equities.

“Undrawn Facility Amount” means the amount equal to (a) the Commitment at such time minus (b) the Total Accrued Loan Amount.

“Undrawn Facility Fee” has the meaning assigned to such term in Section 2.07(a).

“Undrawn Facility Spread” means 0.94%.

“United States” and “U.S.” mean the United States of America.

Section 1.02. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.03. Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, unless expressly specified otherwise, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(b) Section headings herein and in the other Margin Loan Documentation are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Margin Loan Documentation.

(c) Determinations, consents, approvals or any other actions or non-actions taken by or determined by Lender, shall be made in good faith and, unless otherwise stated herein, its sole discretion.

(d) In the computation of the number of shares of stock, triggers related to price or value per share or traded volume of shares herein, such number, or trigger in this Agreement, as applicable, shall be adjusted from time to time by Lender in connection with any buy-back, stock split or any other event with dilutive or concentrative effect with respect to such shares so that the trigger levels reflect the same collateral value and the number of such shares maintains the same ratio to the aggregate number of such shares outstanding, in each case had such buy-back, stock split or similar event not occurred.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with

GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01. The Advances.

(a) Subject to the terms and conditions set forth herein, Lender agrees to make loans in Dollars to Borrower (each such loan, an “Advance”) from time to time during the Availability Period in an aggregate amount that will not exceed the Undrawn Facility Amount by making immediately available funds available to the Funding Account in accordance with Section 2.03; provided that no more than 30 Advances may be requested, in the aggregate, during the Availability Period; provided further that if the Availability Period is extended beyond the six-month anniversary of the Closing Date pursuant to Section 2.04(a), the Borrower will be permitted to request up to 30 additional Advances in the aggregate during such extension of the Availability Period. The Total Accrued Loan Amount shall not at any time exceed the amount of the Commitment.

(b) Each Advance shall be in an amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Subject to the conditions set forth in Article 4 and the other terms and conditions set forth herein, Borrower may from time to time borrow, prepay pursuant to Section 2.09(a) and reborrow under this Section 2.01.

Section 2.02. Requests for Advances.

(a)(i) To request an Advance, Borrower shall notify Lender of such request no later than 11:00 a.m. on the second (2nd) Business Day prior to the date of such proposed Advance.

(ii) Each such notice of a request for an Advance (a “Borrowing Notice”) shall be in writing in substantially the form of Exhibit A, specifying therein: (x) the date of such Advance, which shall be a Business Day, (y) the aggregate amount of such Advance and (z) the Funding Account. If a Borrowing Notice is not given by the time referred to in Section 2.02(a)(i) above, it shall be deemed to have been given on the next succeeding Business Day.

(b) Each Borrowing Notice shall be irrevocable and binding on Borrower.

Section 2.03. Funding Of Borrowings. Lender shall make each Advance to be made by it hereunder on the proposed date thereof available to Borrower by promptly and not later than 2:00 p.m. crediting the amounts in immediately available funds, to the Funding Account.

Section 2.04. Termination of Commitment.

(a) Unless previously terminated pursuant to the terms of this Agreement, the Commitment shall terminate at 5:00 p.m. on the Scheduled Maturity Date.

(b) Borrower may at any time by submitting an irrevocable written notice (a “Termination Notice”) to Lender terminate the Commitment in whole (or in part) on any Business Day, in which case, the Borrower shall, no later than the third (3rd) Business Day next following the giving of such Termination Notice, pay (x) in the case of a partial termination of the Commitments, (i) the Early Termination Fee, if any, with respect to such terminated portion of the Commitment, and (ii) if immediately after giving effect to such partial termination of Commitment the Total Accrued Loan Amount would exceed the Commitment, the amount required to reduce such excess to zero, and (y) in the case of a full termination of the Commitments, the Total Accrued Loan Amount. Once terminated, the Commitment may not be reinstated and shall cease to have further effect.

Section 2.05. Repayment of Advances. Borrower hereby unconditionally promises to pay to Lender for its account the then unpaid Total Accrued Loan Amount and all other accrued Obligations on the Maturity Date.

Section 2.06. Interest.

(a) Ordinary Interest. Interest shall accrue on the Total Accrued Loan Amount on each calendar day at the applicable Base Rate for such calendar day; provided that if such calendar day is not a Business Day, the Base Rate for such day shall be the Base Rate as of the most recently preceding Business Day. Interest accruing on the Total Accrued Loan Amount shall be compounded on each Business Day from and including the Closing Date through and including the Stated Maturity Date. The Base Rate shall be computed by Lender based on a year of 360 days.

(b) Default Interest. Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, Lender may, at its option, by notice to Borrower, declare that (i) the Total Accrued Loan Amount shall bear interest at 2% plus the Base Rate or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the Base Rate, in the case of each of clause (i) and (ii) after as well as before judgment while such amounts remain outstanding.

Section 2.07. Fees.

(a) Undrawn Fee. Borrower shall pay Lender on each Fee Payment Date an undrawn facility fee (the “Undrawn Facility Fee”) equal to the sum of the amounts, for each day in the relevant Quarterly Period, equal to (i) the product of (A) the Undrawn Facility Amount on such day and (B) the Undrawn Facility Spread divided by (ii) 360. The Undrawn Facility Fee shall accrue at all times during the periods specified above, including at any time during which one or more of the conditions in Article 4 is not met.

(b) Early Termination Fee. If the Commitment is terminated in whole or in part by Borrower pursuant to Section 2.04(b) prior to the Scheduled Maturity Date, Borrower shall pay to Lender, an early termination fee (the “Early Termination Fee”) in an amount equal to the product of (i) the Commitment (or, in the case of a partial termination, the terminated portion thereof), (ii) the Early Termination Fee Rate and (iii) a fraction, the numerator of which is the number of days remaining until the Scheduled Maturity Date and the denominator of which is 360, which Early Termination Fee shall be due and payable on the effective date of such termination; provided, however, that no Early Termination Fee shall be payable if such termination in whole or in part follows the failure of the Lender to consent to the inclusion of Additional Underlying Equity as Collateral Shares if such inclusion would otherwise comply with the terms of Section 2.09(e).

(c) Unpaid Fees. To the extent any fees accrued pursuant to this Section 2.07 are not paid when due, the Borrower shall be deemed to have requested an Advance in the amount of such accrued, due and unpaid fees as of the date such fees were payable and such amounts shall be added to the Total Accrued Loan Amount as of such date (each such fee, a “Compounded Fee”); provided that at the time such fees are to be compounded, (i) the Borrower shall have satisfied all of the requirements under Section 4.02 (other than Section 4.02(c)) and (ii) the Compounded Fees to be added to the Total Accrued Loan Amount shall not exceed the Undrawn Facility Amount at such time.

Section 2.08. Interest Rate Determinations. Lender shall give notice to Borrower of the applicable interest rates for the purposes of Section 2.06.

Section 2.09. Prepayments of Advances; Collateral Shortfall; Withdrawal of Collateral; Substitution of Collateral Shares.

(a) Borrower may prepay the Total Accrued Loan Amount, in whole or in part, upon irrevocable notice thereof. Such notice shall be given to Lender by Borrower not later than 11:00 a.m. on the date one (1) Business Day prior to the date of any such prepayment; provided, however, that each partial prepayment of the Total Accrued Loan Amount shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b) Borrower shall prepay all obligations in an aggregate amount equal to the Total Accrued Loan Amount and the Commitment shall terminate on the second (2nd) Business Day immediately following notice by Lender of the occurrence of either (i) a Change of Control of the Borrower or the Guarantor; or (ii) a Collateral Shares Trigger.

(c) If a Collateral Shortfall occurs at any time, Lender may notify Borrower of the occurrence of such Collateral Shortfall and the related Collateral Shortfall Percentage (such notice, a “Collateral Call Notice”). If Lender delivers a Collateral Call Notice to Borrower, Borrower shall (i) prepay a portion of the Total Accrued Loan Amount, in an aggregate amount necessary to, after giving effect to such deposit and/or prepayment, cause the LTV Ratio to be less than the applicable LTV Reset Level not later than 5:00 p.m. on the next Business Day following delivery of the applicable Collateral Call Notice, (ii) deliver a notice to Lender (which notice may be given by email) not later than 5:00 p.m. on the next Business Day following delivery of the applicable Collateral Call Notice acknowledging Borrower’s receipt of such Collateral Call Notice and confirming that the Borrower shall or shall cause an Affiliate of Borrower to deposit Cash into a Pledged Account and/or deposit additional Shares in the Collateral Account (as the case may be), in an aggregate amount (in the case of the deposit of any additional Shares, based on the Collateral Value of such Shares) necessary to, after giving effect to such deposit of Cash and/or deposit of additional Shares, cause the LTV Ratio to be less than the applicable LTV Reset Level not later than 5:00 p.m. on the third Business Day following delivery of the applicable Collateral Call Notice and, in the case of the deposit of additional Shares, cause the Collateral Diversification Guidelines to be satisfied immediately upon such deposit of additional Shares, or (iii) deliver a notice to Lender (which notice may be given by email) (x) not later than 5:00 p.m. on the next Business Day following delivery of the applicable Collateral Call Notice acknowledging Borrower’s receipt of such Collateral Call Notice and confirming that Borrower will effect the sale of Collateral Shares within three (3) Business Days of the applicable Collateral Call Notice (the “Collateral Sale Deadline”) to prepay the Advances, on a delivery versus payment basis against the delivery of the applicable Collateral Shares, in an amount sufficient to cause the LTV Ratio to be less than the LTV Reset Level not later than 5:00 pm on the sixth (6th) Business Day following receipt of the applicable Collateral Call Notice and (y) prior to the Collateral Sale Deadline a copy of the irrevocable instructions directing the sale of the applicable Collateral Shares and the deposit of the proceeds thereof to the Collateral Account. In connection with any such sale of Collateral Shares, Lender shall give all requisite instructions, notices and consents to the Collateral Agent and the Custodian to facilitate, implement, consent to and permit such sale, including the withdrawal of the applicable Collateral Shares from the Collateral Account and the release of the Lien of the Collateral Agent thereon.

(d) Borrower shall not withdraw (and with respect to Cash deposited in an Acceptable Deposit Account, shall not permit or otherwise suffer to exist any withdrawal of) any Cash (or any other property referred to in Section 5.12) from a Pledged Account, except to pay outstanding Obligations and except that Borrower shall be permitted to request (and with respect to Cash deposited in an Acceptable Deposit Account, request or cause the request of), and Lender shall permit, the release, upon written notice thereof delivered to Lender on or before 11:00 a.m. five (5) Business Days prior to the requested date of the release of such Cash (or such other property) if, for five (5) consecutive Exchange Business Days immediately prior to such request, the LTV Ratio is less than or equal to the LTV Release Level, and prior to and immediately after giving effect to such release (x) no Default or Event of Default has occurred and is continuing or would occur as a result of such release; and (y) the LTV Ratio is less than or equal to the applicable LTV Release Level. In connection with any such release of Cash (or such other property), Lender shall give all requisite instructions, notices and consents to the Collateral Agent and the Custodian to facilitate, implement, consent to and permit such release, including the withdrawal of such Cash (or such other property) from a Pledged Account and the release of the Lien of the Collateral Agent thereon.

(e) Borrower shall not substitute or replace any Collateral Shares except (A) by submitting a written request (a “Collateral Exchange Request”) to the Lender proposing to replace existing Collateral Shares with one or more Additional Underlying Equities and/or with

Cash (in the case of Cash, in an amount not less than the amount necessary to cause the LTV Ratio to be less than or equal to the LTV Release Level after giving effect to such substitution or replacement), which request shall specify with respect to the Collateral Shares to be removed from the Collateral Account (the “Replaced Shares”) and the Shares, if any, to be transferred to the Collateral Account in substitution for such replaced Shares (the “Substituted Shares” and together with the Replaced Shares, the “Exchanged Shares”): (x) the name of each Issuer of the Exchanged Shares, (y) the proposed number of Shares by Issuer to be Exchanged Shares, and (z) the Collateral Value of the Exchanged Shares by Issuer as of the most recent applicable Exchange Business Day prior to the date of the Collateral Exchange Request, and (B) with respect to any Collateral Exchange Request proposing to replace Replaced Shares with Substituted Shares, obtaining the written consent of the Lender to such Collateral Exchange Request, which consent the Lender shall provide so long as (i) no Issuer Event has occurred and is continuing with respect to any Issuer of the proposed Substituted Shares (if any), (ii) immediately after giving effect to such request, the composition of the Collateral Shares complies with the Collateral Diversification Guidelines, and (iii) immediately after giving effect to such request, the LTV Ratio is less than or equal to the LTV Reset Level and (iv) no Default (excluding, for avoidance of doubt, any Default arising from the failure of the Shares that would become Replaced Shares pursuant to such Collateral Exchange Request to constitute Acceptable Collateral) has occurred and is continuing (a Collateral Share substitution effected pursuant to clauses (A) and (B) above, a “Permitted Collateral Shares Substitution”). In addition, but without limiting the foregoing, Shares credited to the Collateral Account that no longer constitute Acceptable Collateral may be withdrawn by the Borrower from the Collateral Account so long as, if Lender has delivered a Collateral Call Notice to Borrower in respect of any Collateral Shortfall, Borrower shall have cured such Collateral Shortfall as provided in Section 2.09(c) prior to such withdrawal. In connection with any such Permitted Collateral Shares Substitution or any withdrawal of Shares that no longer constitute Acceptable Collateral permitted under this Section 2.09(e), Lender shall give all requisite instructions, notices and consents to the Collateral Agent and the Custodian to facilitate, implement, consent to and permit such Permitted Collateral Shares Substitution or withdrawal, including the withdrawal of the applicable Collateral Shares from the Collateral Account and the release of the Lien of the Collateral Agent thereon.

(f) If the Total Accrued Loan Amount is greater than the Commitment at any time, the Borrower will immediately prepay a portion of the Total Accrued Loan Amount in an amount sufficient to reduce the Total Accrued Loan Amount to the Commitment.

Section 2.10. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, Lender;

(ii) impose on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by Lender; or

(iii) subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining the Advances hereunder (or of maintaining its Commitment) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Lender, such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) If Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than 150 days prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 150-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Survival. All of Borrower’s obligations under this Section 2.10 shall survive termination of the Facility and repayment of all other Obligations hereunder.

Section 2.11. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Margin Loan Documentation shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.11) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.11, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(d) Indemnification by the Borrower. Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by Lender shall be conclusive absent manifest error.

(e) Status of Lender. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Margin Loan Documentation shall deliver to the Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(e)(i)(A), (i)(B) and (i)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(i) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Margin Loan Documentation, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Margin Loan Documentation, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to Lender under any Margin Loan Documentation would be subject to U.S. Federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.11 shall survive the assignment of rights by, or the replacement Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Margin Loan Documentation.

Section 2.12. Illegality. Notwithstanding any other provision of this Agreement, if Lender shall notify Borrower that any Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for Lender to perform its obligations to make or maintain Advances hereunder, the obligation of Lender to make the Advances shall be terminated and all Advances, all interest thereon and all other amounts payable under this Agreement to Lender shall become due and payable either on the last day of the then current Quarterly Period, if Lender may lawfully continue to maintain the Advances to such day, or immediately, if Lender may not lawfully continue to maintain the Advances. For the avoidance of doubt, no Early Termination Fee shall be payable in connection with the foregoing.

Section 2.13. [Reserved]

Section 2.14. Evidence of Debt.

(a) Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to Lender resulting from each Advance from time to time, including the amounts of principal and interest payable and paid to Lender from time to time hereunder.

(b) The entries maintained in the accounts maintained pursuant to subsection (a) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms.

(c) No promissory note shall be required to evidence the Advances by Lender to Borrower. Upon the request of Lender, Borrower shall prepare, execute and deliver to Lender a promissory note, payable to the order of Lender (or, if requested by Lender, to Lender and its registered assigns) and in a form approved by Lender, which shall evidence the Advances to Borrower by Lender in addition to such records. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.15. Payments and Computations.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall make each payment hereunder not later than 2:00 p.m. time on the day when due in Dollars to Lender in immediately available funds. All payments received by Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All such payments shall be made to Lender at its offices at

Bank Name:	JPMorgan Chase Bank, N.A., New York
Bank Account Name:	JPMCB NA OTC Derivatives
ABA Code:	021000021
Account No.:	99997979
SWIFT:	CHASUS33
Reference:	EDG Exotics Middle Office

(b) Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c) All amounts received hereunder in connection with the exercise of Lender’s rights after an Event of Default under any Margin Loan Documentation shall be applied to amounts then due and payable in the following order: (i) to any expenses and indemnities payable by any Loan Party to Lender under any Margin Loan Documentation; (ii) to any accrued and unpaid interest and fees due under this Agreement; (iii) to principal payments on the outstanding Advances; and (iv) to the extent of any excess, to the payment of all other Obligations under the Margin Loan Documentation.

Section 2.16. Extension of Maturity Date. Borrower may by written notice to Lender at least 30 days prior to the Scheduled Maturity Date, request to extend the Scheduled Maturity Date by another six months (or if such date is not a Business Day, the immediately preceding Business Day), and if Lender, in its sole and absolute discretion, agrees to grant such extension, the Scheduled Maturity Date shall be so extended.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants, with respect to itself and as otherwise expressly provided below, to the Lender:

Section 3.01. Organization; Powers. Such Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required except where the failure to be so qualified or be in good standing could not reasonably be expected to result in a Material Adverse Effect. All licenses, permits, approvals, concessions or other authorizations necessary for (i) the consummation of the Transaction and (ii) except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect, the conduct of the business of Borrower, have been duly obtained and are in full force and effect.

Section 3.02. Authorization; Enforceability. The Transactions are within such Loan Party’s limited partnership or limited liability company powers, as applicable, and have been duly authorized by all necessary limited partnership or limited liability company action, as applicable. The Margin Loan Documentation to which it is a party has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Margin Loan Documentation, (b) will not violate any Law applicable to such Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by such Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of such Loan Party, except Liens created pursuant to the Margin Loan Documentation and Liens in favor of the Custodian.

Section 3.04. Financial Condition; No Material Adverse Change.

(a) Borrower has heretofore furnished to Lender the Borrower Financial Statements. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes and show all material indebtedness and other liabilities, direct or contingent, of the Borrower as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2013.

Section 3.05. Litigation Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Loan Party, threatened against such Loan Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

Section 3.06. Compliance with Laws and Agreements. Such Loan Party is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party acknowledges its responsibility to comply with its reporting obligations under the Exchange Act, including Sections 13 and 16 thereof. No Default has occurred and is continuing.

Section 3.07. Investment Company Status. Such Loan Party is not and after giving effect to the contemplated Transactions will not be required to register as an “investment company” and is not a Person “controlled by” an “investment company,” as such terms are defined in the United States Investment Company Act of 1940, as amended.

Section 3.08. Taxes. Such Loan Party has timely filed all United States Federal income tax returns and other material tax returns which are required to be filed by it in all jurisdictions and has paid all income taxes and other material Taxes shown to be due and payable on such returns, except for Taxes contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against such Loan Party that would, if made, have a Material Adverse Effect.

Section 3.09. Disclosure. Such Loan Party has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it (other than general market and macroeconomic conditions and matters affecting generally the industries in which the Loan Parties and Issuers operate), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All information provided with respect to such Loan Party and its Affiliates by or on behalf of a Loan Party to Lender in connection with the negotiation, execution and delivery of this Agreement and the other Margin Loan Documentation or the transactions contemplated hereby and thereby, taken as a whole, was, on or as of the applicable date of provision thereof, complete and correct in all material respects and did not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made, provided that, with respect to any projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.

Section 3.10. Material Agreements. Such Loan Party is not in default under any provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets is bound which could reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Solvency. (i) The present fair market value of such Loan Party’s assets exceeds the total amount of such Loan Party’s liabilities (including contingent liabilities), (ii) such Loan Party has capital and assets sufficient to carry on its businesses, (iii) such Loan Party is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) such Loan Party does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. Such Loan Party will not be rendered insolvent by the consummation of the Transactions.

Section 3.12. Trading and Other Restrictions.

(a) Each Loan Party owns all Collateral free and clear of Liens, other than Permitted Liens. Borrower has not made any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of the foregoing including the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Liens granted to Collateral Agent under the Margin Loan Documentation.

(b) Each Loan Party acquired and paid the full purchase price for the Initial Underlying Equity more than six months prior to the Closing Date (or, in the case of any Additional Underlying Equity, more than six months prior to the date on which such Additional Underlying Equity first became Collateral Shares) and has continuously owned such Collateral Shares since such date, and the holding period (as determined in accordance with Rule 144) of each Loan Party as to the Collateral Shares began no later than such date.

(c) The Collateral Shares (i) are not subject to any Transfer Restrictions other than Existing Transfer Restrictions, Permitted Agreements and Trading Policies, (ii) do not contain any legends on the certificates therefor or other similar types of restrictions on such Shares, other than pursuant to Existing Transfer Restrictions, and do not require any opinions from Issuer’s counsel, or the removal of any “stop transfer order” prior to the sale of such Shares other than pursuant to Existing Transfer Restrictions and Permitted Agreements consisting of lock-ups or other similar agreements or restrictions, and (iii) are not subject to any shareholders agreement, investor rights agreements, or any other similar agreements or any voting, lock-up or other contractual restrictions unless, in the case of such agreements and restrictions under this clause (iii), (x) the Lender has been notified in writing of the same (whether before or after the Closing Date (as applicable)), (y) the Lender’s ability to transfer or otherwise dispose of the applicable Collateral Shares will not be impaired or encumbered, as reasonably determined by the Lender and (z) such agreements and restrictions will not be binding on any transferee of the Lender after the transfer of the applicable Collateral Shares (such permitted agreements and restrictions, “Permitted Agreements”).

Section 3.13. Capitalization and Subsidiaries. Schedule 3.13 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and (c) the type of entity of the Borrower and each of its Subsidiaries.

Section 3.14. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance, use of proceeds or other Transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.15. Material Nonpublic Information. As of the Closing Date and on the date of each Borrowing Notice, no Loan Party is in possession of any Material Nonpublic Information with respect to any Issuer or any Collateral Shares that would reasonably be expected to result in a decline in the Market Price of any Collateral Shares of 60% or more.

Section 3.16. Restricted Transactions. As of the Closing Date, the Loan Parties are not, and shall not be, a party to any Restricted Transactions.

Section 3.17. [Reserved]

Section 3.18. Insurance. Schedule 3.18 sets forth a description of all insurance maintained by or on behalf of each Loan Party and their respective Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid. Each Loan Party believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

Section 3.19. ERISA. No Loan Party is subject ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and any successor thereto, or any rule, order or regulation issued in connection therewith and is not using any assets subject to ERISA or Section 4975 of the Code.

Section 3.20. Environmental Matters. (i) No Loan Party nor any of its Subsidiaries has received notice of any claim against it with respect to any Environmental Liability or knows of any basis for any claim against it with respect to any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrower and its Subsidiaries have not (1) failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) become subject to any Environmental Liability.

Section 3.21. Ownership of Property; Ownership of Shares. As of the Closing Date, the Borrower owns directly material assets in addition to the Collateral and expects to continue to own directly other assets in addition to the Collateral.

Section 3.22. No Sovereign Immunity. No Loan Party nor any of their respective assets or properties has any right of immunity on the grounds of sovereignty from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Law of any jurisdiction.

ARTICLE 4

CONDITIONS OF LENDING

Section 4.01. Conditions Precedent to Initial Advance. The obligation of Lender to make the initial Advance is subject to satisfaction of the following conditions precedent:

(a) Lender shall have received each of the following documents, duly executed where applicable, each dated on or prior to the Closing Date, in each case, in form and substance reasonably satisfactory to Lender:

(i) duly executed counterparts of the Margin Loan Documentation and all documents contemplated thereby, including any UCC-1 financing statement(s);

(ii) a certificate of each Loan Party, dated the Closing Date and executed by an authorized signatory of such Loan Party’s general partner or managing member, as applicable, which shall (A) certify the resolutions of its general partner, members or other body authorizing the execution, delivery and performance of the Margin Loan Documentation to which it is a party, (B) identify by name and title and bear the signatures of the Responsible Officers and any other officers of such Loan Party authorized to sign the Margin Loan Documentation to which it is a party, and (C) attach the Organization Documents of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, and, if available, a long form good standing certificate for such Loan Party from its jurisdiction of organization;

(iii) [Reserved];

(iv) a favorable opinion of (i) special New York counsel to each Loan Party and (ii) Anguilla counsel to each Loan Party, in the case of each clause (i) and (ii), addressed to Lender and in form and substance reasonably satisfactory to it;

(v) the results of a recent lien search in the jurisdiction where Borrower is located within the meaning of the UCC, and such search shall reveal no liens on any of the assets of Borrower except for liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation satisfactory to Lender.

(vi) FRB Form U-1, the portion of which is to be completed by the Borrower shall be completed to satisfaction of Lender and duly executed by Borrower;

(vii)(A) audited annual consolidated financial statements of the Borrower from December 31, 2013 and (B) unaudited interim consolidated financial statements of the Borrower for the fiscal quarter ended June 30, 2014, and such financial statements shall not, in the reasonable judgment of Lender, reflect any material adverse change in the consolidated financial condition of the Borrower as reflected in the audited financial statements referred to in clause (A) above (the “Borrower Financial Statements”); and

(viii) such other certificates or documents as Lender reasonably may require.

(b) [Reserved].

(c) The Collateral Account has been established by Borrower, and the Initial Underlying Equity shall have been credited to the Collateral Account free from all Transfer Restrictions (other than Existing Transfer Restrictions, Permitted Agreements and Trading Policies) by book-entry transfer through DTC, as depositary.

(d) All documented fees required to be paid under the Margin Loan Documentation on or before the Closing Date, including counsel fees invoiced prior to the Closing Date, shall have been paid.

Section 4.02. Conditions Precedent to Each Advance. The obligation of Lender to make any Advance (including the initial Advance made on the Closing Date) shall be subject to the following further conditions precedent:

(a) Each of the representations and warranties contained in Article 3 or in any other Margin Loan Documentation shall be true and correct on and as of the date of such Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(b) Since December 31, 2013, no event or condition has resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect;

(c) Borrower shall have delivered a Borrowing Notice in accordance with the requirements hereof;

(d) Immediately after giving effect to the Advance, the LTV Ratio will not exceed the LTV Reset Level;

(e) No Default or Event of Default shall have occurred and be continuing, or would result from such Advance or from the application of the proceeds therefrom;

(f) Borrower shall not have provided notice of termination of the Facility; and

(g) The Collateral Requirement has been satisfied in all respects.

ARTICLE 5

AFFIRMATIVE COVENANTS OF LOAN PARTY

On and after the Closing Date and so long as Lender has a commitment to make an Advance or any Obligations remain outstanding:

Section 5.01. Financial Statements. Borrower will furnish to Lender or cause to be furnished to Lender:

(a) within 90 days after the end of each fiscal year of Borrower, its audited consolidated balance sheet and related statements of operations, partners’ capital and cash flows as of the end of and for such year, all reported on by independent public accountants acceptable to Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of Borrower, its consolidated balance sheet and related statements of operations, partners’ capital and cash flows as of the end of and for the then elapsed portion of the fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Responsible Officer of Borrower (x) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (y) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (z) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in clause (i) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(d) such additional information regarding the business, financial or corporate affairs of Borrower, or compliance with the terms of the Margin Loan Documentation, as Lender may from time to time reasonably request.

Section 5.02. Notices of Material Events. Except as otherwise provided in Section 5.06, Borrower shall promptly furnish to Lender or cause to be furnished to Lender notice of:

(a) the occurrence of (i) any Default or (ii) any matter which has resulted or could reasonably be expected to result in a Material Adverse Effect, including the receipt of any notice of any governmental investigation or any litigation commenced or threatened against Borrower that could reasonably be expected to result in a Material Adverse Effect;

(b) the occurrence of a Change of Control of any Loan Party;

(c) any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral; and

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in excess of the Threshold Amount.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. Except as provided in Section 8.19, each Loan Party shall (a) in the case of the Borrower only, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and (b) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case under this clause (ii) where the failure to do so could reasonably be expected to result in a Material Adverse Effect.

Section 5.04. Payment of Obligations. Each Loan Party shall pay and discharge as the same shall become due and payable all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property, except where (a) the validity or amount thereof is being diligently contested in good faith and by appropriate proceedings, (b) such Loan Party has set aside on its books appropriate reserves with respect thereto in accordance with GAAP and (c) none of the Collateral becomes subject to forfeiture or loss as a result of the contest.

Section 5.05. Compliance with Laws. Each Loan Party shall comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.06. Provision of Public Information. Notwithstanding anything to the contrary in the Margin Loan Documentation, no Loan Party shall provide or be obligated to provide Lender with any Material Nonpublic Information with respect to any Issuer or its Shares in any document or notice required to be delivered pursuant to this Agreement or communication in connection with this Agreement (each a “Communication”). Each Loan Party shall be deemed to have represented that any such Communication contains no such Material Nonpublic Information, except as provided in the next sentence. If at any time, a Loan Party is unable to make the representation required under the immediately preceding sentence, it shall use its reasonable best efforts to put itself in a position of being able to provide such a representation as promptly as practicable.

Section 5.07. Public Filing of Margin Loan Documentation. Each Loan Party shall give prior notice to Lender of any public filing of the Margin Loan Documentation and provide Lender with a copy of any such filing promptly following the filing thereof.

Section 5.08. Use of Proceeds. The Borrower will not request any Advance, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09. Further Assurances. Upon the request of Lender, Borrower shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as Lender may reasonably deem necessary or desirable (a) to assure Collateral Agent is perfected with a first priority Lien on the Collateral and (b) to carry out the provisions and purposes of the Margin Loan Documentation. Such agreements, documents or instruments or actions shall be reasonably satisfactory to Lender.

Section 5.10. Books and Records; Inspection Rights. Borrower shall (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by Lender (including employees of Lender, or any consultants, accountants, lawyers and appraisers retained by Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that Lender shall not exercise its inspection rights under this provision more than once per calendar year prior to the occurrence and during the continuance of any Default; provided further that so long as no Default or Event of Default has occurred and is continuing, Lender shall not exercise its inspection rights under this provision for the four week period commencing with the start of the second to last week of each calendar year and ending with the end of the second full week of each calendar year. Borrower acknowledges that Lender, after exercising its rights of inspection, may prepare certain reports pertaining to Borrower’s assets for internal use by Lender.

Section 5.11. Maintenance of Properties. Borrower shall keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.12. Dividends from Collateral Shares. Borrower shall cause all dividends, distributions, and proceeds in respect of the Collateral Shares, whether in cash or in securities or other property, to be credited to the Collateral Account and constitute additional Collateral, which dividends, distributions and proceeds shall be subject to withdrawal from the Collateral Account pursuant to Section 2.09(d).

Section 5.13. Maintenance of Register. The Borrower shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lender, and the Commitments of, and Total Accrued Loan Amount owing to, the Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 6

NEGATIVE COVENANTS

On and after the Closing Date and so long as Lender has a commitment to make an Advance or any Obligations remain outstanding,

Section 6.01. Indebtedness. Guarantor shall not create, incur, assume or suffer to exist any Indebtedness under clause (a) of the definition of such term, other than the Obligations under the Margin Loan Documentation,

Section 6.02. Liens. No Loan Party shall create, incur, assume or suffer to exist any Lien upon the Collateral except for Permitted Liens.

Section 6.03. Fundamental Changes. Borrower shall not engage in any business other than businesses of the type conducted by Borrower on the date of execution of this Agreement and businesses reasonably related thereto.

Section 6.04. Sales of Collateral Shares. Borrower shall not sell, transfer, lease or otherwise dispose of the Collateral Shares, except in exchange for Cash and to the extent that immediately prior to and after giving effect to such disposition, (x) no Default or Event of Default has occurred and is continuing or would result therefrom, and (y) each of the Collateral Diversification Guidelines is satisfied, and (z) all Cash proceeds of such disposition are deposited directly into the Collateral Account. For the avoidance of doubt, the Guarantor shall be able to transfer to the Borrower all of the Guarantor’s right, title and interest in and to any Collateral Shares and Cash constituting Collateral so long as such Collateral Shares and Cash constituting Collateral remain credited to a Pledged Account at all times. In connection with any disposition of Collateral Shares or Cash permitted under this Section 6.04, Lender shall give all requisite instructions, notices and consents to the Collateral Agent and the Custodian to facilitate, implement, consent to and permit the withdrawal of the applicable Collateral Shares from the Collateral Account and the release of the Lien of the Collateral Agent thereon.

Section 6.05. Restricted Payments. Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments, or incur any obligation to do so, except to the extent that (a) no Default, Event of Default has occurred and is continuing or would result therefrom, and (b) such Restricted Payment could not reasonably be expected to result in a Material Adverse Effect.

Section 6.06. Investment Company. No Loan Party shall become an “investment company” or a Person “controlled by” an “investment company,” as such terms are defined in the United States Investment Company Act of 1940, as amended.

Section 6.07. No Amendment of Organization Documents, Etc. Borrower shall not consent to any material amendment, supplement or other modification of any of the terms or provisions of its Organization Documents that could reasonably be expected to have an adverse effect on the Collateral or the rights, benefits or remedies of the Lender under the Margin Loan Documentation.

Section 6.08. Transactions with Affiliates. Except as permitted under this Agreement, no Loan Party shall sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions that (i) are permitted under its Organization Documents or (ii) (A) are in the ordinary course of business and (B) are at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties.

Section 6.09. Formation of Subsidiaries. No Loan Party shall form, create, organize, incorporate or acquire any Subsidiaries.

Section 6.10. [Reserved]

Section 6.11. Restricted Transaction. Borrower shall not enter into, or agree to enter into, any Restricted Transaction.

Section 6.12. No Impairment of Security Interests in Collateral Shares. Borrower shall not take any action that would impair the Lender’s security interest in the Collateral or its ability to sell or otherwise realize against Collateral Shares comprising Acceptable Collateral.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) Borrower shall fail to pay any principal of any Advance when and as the same shall become due and payable, whether at the due date thereof or a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any other amounts required to be paid or prepaid pursuant any Margin Loan Documentation and such failure shall continue unremedied for a period of one (1) day;

(c) [reserved];

(d) [reserved];

(e) any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in connection with this Agreement or any other Margin Loan Documentation or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Margin Loan Documentation or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(f) any Loan Party shall fail to perform or observe its obligations under (i) Sections 2.09(c), 5.02(a), 5.03 (as to preservation of legal existence), 5.08, 5.12 or Article VI, and (ii) any other covenant, condition or agreement in this Agreement or any other Margin Loan Documentation and, in the case of this clause (ii), such failure continues for a period of fifteen (15) days following the giving of notice of such failure to the Loan Parties by Lender;

(g) any Loan Party fails to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, any other event or condition occurs, in each case, that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice but only after giving effect to any applicable grace or cure period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or (i) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract)) under such Swap Contract as to which Borrower is an Affected Party (as defined in such Swap Contract)) and, in either event, the Swap Termination Value owed by Borrower as a result thereof is greater than the Threshold Amount;

(h)(i) Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (ii) Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower and the appointment continues undischarged or unstayed for forty-five (45) calendar days; (iv) any proceeding under any Debtor Relief Law relating to Borrower or to all or any material part of its property is instituted without the consent of Borrower and continues undismissed or unstayed for forty-five (45) calendar days, or an order for relief is entered in any such proceeding; or (v) Borrower shall take any action to authorize any of the actions set forth above in this subsection (h);

(i) any material provision of any Margin Loan Documentation for any reason (other than as a result solely of the acts or omissions of Lender, the Collateral Agent or the Custodian (to the extent the Custodian is an Affiliate of Lender)) ceases to be valid, binding and enforceable in accordance with its terms (or Borrower shall challenge the enforceability of any Margin Loan Documentation or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Margin Loan Documentation has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(j)(i) any Lien created pursuant to the Security Agreements shall fail to constitute a valid and perfected first priority Lien on the Collateral purported to be subject thereto (except as permitted by the terms of the Margin Loan Documentation or as a result of the Lender’s, the Collateral Agent’s or the Custodian’s (to the extent the Custodian is an Affiliate of Lender) failure to comply with its obligations under the Margin Loan Documentation), (ii) any Security Agreement shall fail to remain in full force or effect, or (iii) any Loan Party shall assert in writing the invalidity or unenforceability of any Security Agreement;

(k) one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed;

(l) a Regulatory Event occurs;

(m) an ERISA Event shall have occurred that, in the reasonable determination of Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected result in liability of any Loan Party and its Subsidiaries in an aggregate amount exceeding the Threshold Amount; or

(n) the Borrower shall have failed to comply with the Collateral Diversification Guidelines and such failure shall continue unremedied for a period of ten (10) calendar days;

then, and in any such event, Lender may (i) declare the Total Accrued Loan Amount and all other outstanding Obligations to be forthwith due and payable, whereupon the Total Accrued Loan Amount and all other outstanding Obligations shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and (ii) declare the Commitment to be terminated, whereupon the same shall forthwith terminate; provided, however, that upon the occurrence of any event in Section 7.01(h), (x) the Total Accrued Loan Amount and all other outstanding Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and (y) the Commitment shall automatically be terminated. Upon the occurrence and the continuance of an Event of Default, Lender may exercise any rights and remedies provided to Lender under the Margin Loan Documentation or at law or equity, including all remedies provided under the UCC.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Amendments, Etc. Neither this Agreement nor any other Margin Loan Documentation nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and Lender or (ii) in the case of the addition of any “Additional Underlying Equities” pursuant to clause (b) of such term, Schedule 1.1A shall be deemed supplemented from time to time upon the Lender’s distribution to the Borrower of an updated copy of Schedule 1.1A, which shall incorporate the Additional Underlying Equities added pursuant to this clause (ii) and the related information to be recorded in such Schedule.

Section 8.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to Borrower, to:

MHR Capital Partners Master Account LP

c/o MHR Fund Management LLC

40 West 57th Street, 24th Floor

New York, New York 10019

Attn: Janet Yeung

Telephone No.: 212-262-0005

Facsimile No.: 212-262-9356

Email: jyeung@mhrfund.com

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036-6745

Attention: Stephen Vine

Telephone: 212-872-1030

Fax: 212-872-1002

Email: svine@akingump.com

If to Guarantor to:

MHR Capital Partners Master Account Holdings LLC

c/o MHR Fund Management LLC

40 West 57th Street, 24th Floor

New York, New York 10019

Attn: Janet Yeung

Telephone No.: 212-262-0005

Facsimile No.: 212-262-9356

Email: jyeung@mhrfund.com

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036-6745

Attention: Stephen Vine

Telephone: 212-872-1030

Fax: 212-872-1002

Email: svine@akingump.com

(ii)	if to Lender, to:

JPMorgan Chase Bank, N.A., London Branch Corporate EDG Trading

383 Madison Avenue

New York, NY 10179

Attn: Jeffrey Davidovitch, Graham Orton

Telephone No.: (212) 834-4621

E-mail: sefp_ny@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A., London Branch

Strategic Equity and Fund Products

383 Madison Avenue

New York, NY 10179

Attn: John Neubauer

Telephone No.: (212) 834-3427

E-mail: john.a.neubauer@jpmorgan.com

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Lender or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Lender otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received when sent absent receipt of a failure to deliver notice ; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Loan Parties and Lender may change its address, facsimile or telephone number or email address for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by Lender. Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Loan Party. Each Loan Party shall indemnify Lender and the Related Parties of Lender for all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with Lender may be recorded by Lender, and each of the parties hereto hereby consents to such recording.

(e) Process Agent. Each Loan Party hereby agrees that service of all writs, process and summonses in any suit, action or proceeding brought under any Margin Loan Documentation may be given in the manner provided in Section 8.07(d).

Section 8.03. No Waiver; Remedies.

(a) No failure or delay by Lender in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Margin Loan Documentation or consent to any departure by any Loan Party therefrom shall in any event be effective except as provided in Section 8.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Loan Party in any case shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Event of Default, regardless of whether Lender may have had notice or knowledge of such Event of Default at the time.

(b) The Advances are made with full recourse to each Loan Party and constitute direct, general, unconditional and unsubordinated Indebtedness of each Loan Party.

(c) Borrower and Lender acknowledge and agree that the Margin Loan Documentation collectively are intended to constitute a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Section 362(b)(6) and/or (27) and Sections 546(e) and/or (j) of the Bankruptcy Code. In addition, all obligations under or in connection with the Margin Loan Documentation represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362 and 561 of the Bankruptcy Code. The parties further acknowledge and agree that the Margin Loan Documentation collectively constitutes a “master netting agreement” within the meaning of the Bankruptcy Code.

Section 8.04. Costs and Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. Each Loan Party shall pay (i) all reasonable out-of-pocket expenses incurred by Lender and Collateral Agent, including the reasonable fees, charges and disbursements of counsel for Lender and the Collateral Agent, in connection with the credit facility provided for herein, the preparation and administration of the Margin Loan Documentation or any amendments, modifications or waivers of the provisions of the Margin Loan Documentation (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by Lender, including the fees, charges and disbursements of any counsel for Lender , in connection with the enforcement, collection or protection of its rights in connection with the Margin Loan Documentation, including its rights under this Section, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) Indemnification by Loan Parties. Each Loan Party shall indemnify Lender, Collateral Agent and each Related Party of each of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by any Loan Party or any Related Party of a Loan Party arising out of, in connection with, or as a result of (i) this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the enforcement or protection of their rights hereunder and thereunder or the consummation of the transactions contemplated by this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any other Related Party of a Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Margin Loan Documentation or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable promptly upon demand therefor.

(e) Survival. The agreements in this Section shall survive the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

Section 8.05. Collateral Agent. Lender hereby appoints JPMorgan Chase Bank, National Association, London Branch as the Collateral Agent hereunder to take such actions on its behalf and to exercise such powers as are delegated to such agent by the terms of this Agreement, the Security Agreements or by any written instruction of Lender pursuant to and permitted by the Margin Loan Documentation, together with such actions and powers as are reasonably related thereto to the extent permitted by applicable law and the Margin Loan Documentation. Without limiting the generality of the foregoing, the Collateral Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and exercise the rights as a secured party on behalf of Lender with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Agreements to the extent permitted by applicable law. JPMorgan Chase Bank, National Association, London Branch hereby accepts and agrees to such appointment.

Section 8.06. Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 8.07. Governing Law; Submission to Jurisdiction.

(a) Governing Law. The Margin Loan Documentation shall be governed by, and construed in accordance with, laws of the State of New York without giving effect to its conflict of laws provisions other than Section 5 1401 of the New York General Obligations Law.

(b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Margin Loan Documentation, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Margin Loan Documentation shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Margin Loan Documentation against Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. The Guarantor hereby consents to service of process in the manner and at the addressed identified for notices in Section 8.02(a). The Borrower hereby appoints the Guarantor to act as its agent for purposes of service of process and the Guarantor hereby agrees to such appointment and agrees that service of process may be made on the Borrower by providing notice to the Guarantor as provided above. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MARGIN LOAN DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER MARGIN LOAN DOCUMENTATION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.07(e).

Section 8.08. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Margin Loan Documentation without the prior written consent of Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement. Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Advances); provided that, except in the case of an assignment to an Affiliate of Lender (other than a special purpose vehicle, securitization vehicle or other similar Person) or an Approved Fund, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld); and provided further that any consent of any Loan Party otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of Lender under this Agreement, and Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of Lender’s rights and obligations under this Agreement, Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11 and 8.15). Each Loan Party hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

(b) Lender may, without the consent of any Loan Party, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of Lender’s rights and obligations under this Agreement and the other Margin Loan Documentation (including all or a portion of the Advances); provided that (i) Lender’s obligations under the Margin Loan Documentation shall remain unchanged, (ii) Lender shall remain solely responsible to Borrower for the performance of such obligations and (iii) each Loan Party shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Subject to subsection (c) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.15 as though it were a Lender.

(c) A Participant shall not be entitled to receive any greater payment under Section 2.10 than Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.10(e) unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.11(f) as though it were a Lender.

(d) Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

Section 8.09. Severability. Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Margin Loan Documentation and any separate letter agreements with respect to fees payable to Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by pdf (Portable Document Format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.11. Survival of Representations. All covenants, agreements, representations and warranties made by any Loan Party in the Margin Loan Documentation and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Margin Loan Documentation shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Margin Loan Documentation and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any other Obligation under this Agreement is outstanding and unpaid or unsatisfied. The provisions of Sections 2.10, 2.11 and Article 8 (to the extent the subject matters addressed in Article 8 remain applicable following termination of this Agreement) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances or the termination of this Agreement or any provision hereof.

Section 8.12. Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Margin Loan Documentation or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its Obligations, (g) with the consent of any Loan Party or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a non-confidential basis from a source other than a Loan Party (so long as Lender has no knowledge that such source has a contractual obligation of confidentiality to any Loan Party with respect to such Information). For the purposes of this Section, “Information” means all information received hereunder or pursuant hereto from any Loan Party or its Related Parties relating to any Loan Party or any of its Related Parties or its or their respective businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by a Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The agreements of Lender in this Section 8.12 shall survive the termination of the Facility and the repayment, satisfaction or discharge of all the Obligations for one year from the date of such termination.

Section 8.13. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Margin Loan Documentation), each Loan Party acknowledges and agrees that (a)(i) the arranging and other services regarding this Agreement provided by Lender are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and Lender and its Affiliates, on the other hand, (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Margin Loan Documentation; (b)(i) Lender is and has been acting solely as a principal and, except as expressly agreed in writing herein or otherwise by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their respective Affiliates, or any other Person and (ii) Lender has no obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Margin Loan Documentation; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Loan Party and their respective Affiliates, and Lender has no obligations to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against Lender or its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 8.14. Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender, Collateral Agent and each of their respective Affiliates (each, a “Set-off Party”) is hereby authorized at any time and from time to time, to the fullest extent permitted by law (it being acknowledged by Lender that applicable law may not permit set-off by a Set-off Party to whom Obligations are not owed), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Set-off Party to or for the credit or the account of any Loan Party against any of and all the Obligations of any Loan Party, irrespective of whether or not the relevant Set-off Party shall have made any demand under the Margin Loan Documentation and although such obligations may be unmatured. The rights of each Set-off Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Set-off Party may have.

Section 8.15. Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to Lender under this Agreement or any other Margin Loan Documentation or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, each Loan Party agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following Lender’s receipt of any sum adjudged in the Judgment Currency, Lender may purchase Dollars with the Judgment Currency, and (b) to indemnify and hold harmless Lender against any deficiency in terms of Dollars in the amounts actually received by Lender following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of the Loan Parties separate and independent from its other obligations hereunder, shall apply irrespective of any indulgence granted by Lender, and shall survive the termination of this Agreement.

Section 8.16. USA Patriot Act Notice. Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Act”) and hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Loan Party which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act. Each Loan Party agrees to provide promptly Lender with all of the information requested by Lender to the extent Lender reasonably deems such information necessary to identify such Loan Party in accordance with the Act.

Section 8.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender holding such Advance in accordance with applicable law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender.

Section 8.18. Disclosure. Each Loan Party hereby acknowledges and agrees that Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Loan Parties or their respective Affiliates.

Section 8.19. Release of Guarantor. Lender hereby acknowledges and agrees that, upon the request of the Borrower, the Guarantor shall be released from its Guarantee of the Obligations, shall have no further liability or obligations in respect thereof and shall no longer constitute the Guarantor or be or be treated as a Loan Party hereunder or under any of the other Margin Loan Documentation so long as, at the time of such request and on the effective date of such release as specified in such request (which shall be a Business Day), (a) none of the Collateral Shares or any Cash constituting Collateral shall be owned, legally or beneficially, by the Guarantor and (b) no Default shall have occurred and be continuing at such time. Lender hereby acknowledges and agrees that nothing in this Agreement or in any of the other Margin Loan Documentation shall prevent, prohibit or otherwise restrict any of the foregoing (including any steps or actions reasonably incidental thereto) and that, notwithstanding anything to the contrary contained herein or in any other Margin Loan Documentation, no Default shall be deemed to occur or exist as a result thereof. Lender further hereby agrees to give all requisite instructions, notices and consents to the Collateral Agent and the Custodian to facilitate, implement, consent to and permit the foregoing, including the transfer of legal and/or beneficial ownership of the Guarantor’s Collateral Shares to the Borrower. From and after the effective date of the release of the Guarantor as aforesaid, all provisions of this Agreement and the other Margin Loan Documentation relating to the Guarantor shall be of no further force or effect and all such provisions hereof and thereof relating to or referring to a Loan Party or the Loan Parties shall apply to, and be construed and enforced only as applying to, the Borrower.

Section 8.20. Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC, an affiliate of JPMorgan Chase Bank, National Association, has acted solely as agent and not as principal with respect to this Agreement and (ii) J.P. Morgan Securities LLC has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Agreement (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party for performance of such other party’s obligations under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

MHR CAPITAL PARTNERS MASTER ACCOUNT LP

By:
Name:
Title:

GUARANTOR:

MHR CAPITAL PARTNERS MASTER ACCOUNT II HOLDINGS LLC

By:
Name:
Title:

LENDER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, LONDON BRANCH, as Lender

By:	J.P. MORGAN SECURITIES LLC, as agent

By:
Name:
Title:

COLLATERAL AGENT:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, LONDON BRANCH, as Collateral Agent and solely in respect of Section 8.05

By:	J.P. MORGAN SECURITIES LLC, as agent

By:
Name:
Title: